Exhibit 99.1

Vivint Solar Terminates Merger Agreement for SunEdison’s Breach

LEHI, Utah, March 8, 2016 — Vivint Solar (NYSE: VSLR) announced this morning that it had delivered a letter to SunEdison, Inc. last night notifying it that, as a result of SunEdison’s failure to meet its obligations under the merger agreement pursuant to which the Company was to have been acquired by SunEdison, Vivint Solar has terminated such agreement. Vivint Solar reserves all rights under the merger agreement. In particular, SunEdison’s failure to consummate the merger when required pursuant to the terms of the merger agreement constitutes a willful breach of the merger agreement, and Vivint Solar intends to seek all legal remedies available to it in respect of such willful breach.

About Vivint Solar

Vivint Solar is a leading provider of distributed solar energy systems – electricity generated by a solar energy system installed at a customer’s location – to residential customers in the United States. Vivint Solar’s customers pay little to no money upfront, receive significant savings relative to utility generated electricity rates and continue to benefit from guaranteed energy prices over the 20-year term of their contracts. Vivint Solar finances, designs, installs, monitors and services the solar energy systems to make things easy for its customers. For more information, visit www.vivintsolar.com or follow @VivintSolar.

Note on Forward Looking Statements

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in Vivint Solar’s filings with the U.S. Securities and Exchange Commission, or SEC.

Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, political, legal, and regulatory factors. Except as required by law, Vivint Solar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. You should read the documents Vivint Solar has filed with the SEC for more complete information about the company. These documents are available on both the EDGAR section of the SEC’s website at www.sec.gov and the Investor Relations section of the company’s website at www.vivintsolar.com.

Investor Contact:

Vivint Solar

Rob Kain

Vice President of Investor Relations

801-234-7066

ir@vivintsolar.com

Media Contact:

Vivint Solar

Casey Briggs

Public Relations

801-229-6443

pr@vivintsolar.com